Mueller Water Products
2012 Fourth Quarter Earnings Call
October 31, 2012

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' 2012 fourth quarter conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2012 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 156.8 million shares outstanding at September 30, 2012.

Discussing the fourth quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter's results as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please take note of slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends on September 30, unless specified otherwise.

As previously announced, we sold U.S. Pipe effective April 1, 2012. U.S. Pipe's operating results have been reclassified as discontinued operations, and its assets and liabilities have been reclassified as held for sale, for all prior periods.

A replay of this morning's call will be available later this morning at 1-800-839-2232 and will be accessible for 30 days. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2012 fourth quarter. We appreciate that many of you are joining us this morning under challenging conditions. We thank you for the effort, and our thoughts and prayers are with everyone impacted by Hurricane Sandy.

I'll begin my remarks with a brief overview of the quarter, followed by Evan's detailed financial report which covers key drivers affecting our businesses. After that, I will follow with additional comments on our recent results and our end markets, as well as our outlook for 2013 and the first quarter.

Our fourth-quarter performance demonstrated a meaningful improvement year-over-year, with growth in our net sales, adjusted operating income and adjusted EBITDA. Net sales increased 9.7 percent year-over-year. Adjusted EBITDA increased 30.0 percent. Our adjusted earnings per diluted share improved $0.06 to income of $0.03 from a loss of $0.03 a year ago. And we generated $45.3 million of free cash flow for the year.

Shipments of Mueller Co.'s valves, hydrants and brass products increased in the quarter year-over-year, which we believe reflects improvement in both municipal spending and demand from residential construction. Sales of Mueller Co.'s metering systems and leak detection products and services continued to increase this quarter demonstrating the traction these products and services are gaining in the marketplace. On a year-over-year basis, Mueller Co.'s adjusted operating income for the fourth quarter increased 64 percent.

At Anvil, despite slightly lower sales in the quarter due to softness in some of its end markets, operating income was essentially flat.

Finally, at September 30, 2012 our net debt leverage was 4.2X, the result of both improved performance and a reduction of debt during the year.

Overall we were pleased with the fourth quarter. I'll go into more detail on our outlook for 2013 after Evan's discussion of our financial results.

I'll now turn the call to Evan.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I'll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2012 fourth quarter of $281.1 million increased $24.8 million, or 9.7%, from the 2011 fourth quarter net sales of $256.3 million due primarily to higher shipment volumes.

Consolidated gross profit of $76.6 million for the 2012 fourth quarter improved from $64.9 million for the 2011 fourth quarter and was positively impacted primarily by higher shipment volumes at Mueller Co. Gross profit margin for the 2012 fourth quarter improved 200 basis points year-over-year to 27.3%.

Consolidated selling, general and administrative expenses of $53.9 million for the 2012 fourth quarter compare to $51.5 million for the 2011 fourth quarter. Selling, general and administrative expenses as a percent of net sales declined to 19.2% in the 2012 fourth quarter from 20.1% in the 2011 fourth quarter. Selling, general and administrative expenses increased in the fourth quarter year-over-year driven primarily by higher employee-related expenses and higher professional fees. Corporate selling, general and administrative expenses were $8.7 million compared to $9.6 million in the prior year.

Adjusted operating income for the 2012 fourth quarter increased 69.4% to $22.7 million from $13.4 million for the 2011 fourth quarter. This increase was driven primarily by higher sales volumes, lower per unit overhead costs due to higher production and higher sales prices, partially offset by higher selling, general and administrative expenses.
Adjusted EBITDA for the 2012 fourth quarter increased 30 percent to $38.1 million from $29.3 million for the 2011 fourth quarter.

Interest expense, net, excluding terminated swap contracts, decreased $1.4 million in the 2012 fourth quarter year-over-year due primarily to lower levels of total debt outstanding. Interest expense, net for the 2012 fourth quarter was $13.9 million, which included $0.7 million of non-cash costs for terminated interest rate swap contracts, compared to $16.6 million for the 2011 fourth quarter, which included $2.0 million for such contracts. These contracts were terminated prior to 2011; however, the related costs were amortized over the original term of the contracts and all amortization is now complete.

During the 2012 fourth quarter, income tax expense was $4.1 million on income before taxes of $8.0 million, or an effective income tax rate of 51.3%. The effective rate reflects an adjustment to state taxes and other non-deductible items. Net operating loss carryforwards remain available to offset future taxable earnings.

Adjusted net income per diluted share for the 2012 fourth quarter of $0.03 compares to adjusted net loss per diluted share for the 2011 fourth quarter of $0.03 - an improvement of $0.06.

I'll now walk through the after-tax adjustments for both the 2012 and 2011 fourth quarters. The 2012 fourth quarter adjusted results exclude the after-tax income from discontinued operations of $0.1 million, after-tax restructuring expenses of $0.5 million, and after-tax interest rate swap costs of $0.4 million. The 2011 fourth quarter adjusted results exclude the after-tax loss from discontinued operations of $3.8 million, after-tax interest rate swap costs of $1.2 million, and after-tax restructuring expenses of $0.7 million.

There was a weighted average of 158.5 million diluted shares of our common stock outstanding for the 2012 fourth quarter compared to a weighted average of 155.6 million diluted shares outstanding for the 2011 fourth quarter.

I'll now move on to segment performance and begin with Mueller Co.

Net sales for the 2012 fourth quarter increased 16.3% to $187.2 million from the 2011 fourth quarter of $161.0 million. This increase was due to higher shipment volumes across most of Mueller Co.'s products. The increase in net sales at Mueller Co. was primarily due to higher shipments of valves, hydrants, brass products and metering systems. Domestic unit shipments of valves increased 14.3%, hydrants increased 10.7% and brass products increased 20.0% in the 2012 fourth quarter on a year-over-year basis.

Adjusted operating income for the 2012 fourth quarter improved to $21.5 million from adjusted operating income for the 2011 fourth quarter of $13.1 million. Mueller Co.'s adjusted operating income margin for the 2012 fourth quarter improved 340 basis points to 11.5% from adjusted operating income margin for the 2011 fourth quarter of 8.1%. Excluding our newer technology products and services, which include Mueller Systems and Echologics, our adjusted operating income margin improved approximately 400 basis points to 14.7 percent for the 2012 fourth quarter.

I'll now turn to Anvil…

Net sales for the 2012 fourth quarter were $93.9 million compared to net sales for the 2011 fourth quarter of $95.3 million. Net sales decreased slightly due to lower shipment volumes especially in Anvil's industrial markets. Anvil's net sales to the fire protection and oil & gas markets were up only slightly year-over-year. We saw strong expansion in the oil & gas market last year making the year-over-year comparisons tougher.

Adjusted operating income for the 2012 fourth quarter of $9.9 million compares to adjusted operating income for the 2011 fourth quarter of $10.0 million.

Adjusted EBITDA for the 2012 fourth quarter of $13.5 million compares to adjusted EBITDA for the 2011 fourth quarter of $13.6 million.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from continuing operations from operating activities less capital expenditures, increased to $45.3 million for the 2012 full year from $12.7 million for the 2011 full year. We continue to focus on managing our working capital better and, for the 2012 full year, average receivables, inventory and accounts payable as a percentage of net sales decreased 210 basis points from the 2011 full year.

At September 30, 2012, total debt was $622.8 million, down $55.5 million from a year ago. Total debt outstanding included $420.0 million of 7⅜% senior subordinated notes due 2017, $199.9 million of 8¾% senior unsecured notes due 2020, and $2.9 million of other. As of September 30, 2012, we had $140.6 million of excess availability under our asset based credit agreement.

I'll now turn the call back to Greg.

Greg Hyland

Thanks, Evan.

I'll now elaborate on our 2012 fourth quarter performance and end markets and provide an outlook for 2013 as well as our first quarter. I'll begin with Mueller Co.

We are pleased with the net sales growth at Mueller Co. in the quarter where shipments of domestic valves, hydrants and brass products in both dollars and units were up. As Evan mentioned, unit domestic shipments of valves were up 14 percent, hydrants were up 11 percent and brass products were up 20 percent.

We believe demand for our products benefitted from increased spending by municipal water systems and that we saw some growth in demand from new residential construction projects.

Our dollar bookings activity in the fourth quarter for Mueller Co.'s valves, hydrants and brass products increased 9, 18 and 30 percent, respectively, year-over-year. We also believe that distributor inventories at the end of the fourth quarter were up from both the previous quarter and year-over-year. Distributor inventory turns appear to have remained steady, which suggests they are more optimistic about the end markets.

We continue to make good progress with our metering systems. Sales in the quarter were up almost 60% year-over-year. Total shipments during the fourth quarter were almost 50% of the total volume we shipped for all of 2011.

During the quarter, as a result of the increased activity we experienced, we were not as efficient in two of our manufacturing operations. At Mueller Systems, we produced volumes well in excess of what we had ever experienced before. We identified some weaknesses in our processes that we have corrected and which we believe will allow us to produce higher margins in the future. At Mueller Co.'s brass products manufacturing plant, we dealt with both supply chain issues and excessive overtime due to a significant increase in demand coupled with our union contract negotiations which were completed during the quarter. We estimate that operating income was negatively impacted by approximately $2.2 million in the quarter related to these two operations. We believe these issues are behind us and anticipate achieving higher margins at these operations in the future.

As Evan discussed, Anvil had another solid quarter. Anvil saw some softening in its industrial and commercial markets, which accounted for its decline in net sales over last year. The oil & gas market, which accounted for approximately 20% of Anvil's sales, remains relatively strong, although it was up only slightly year-over-year due to tougher comparisons. Anvil's fire protection market was also up.

Before I turn to our outlook for 2013 and the first quarter, I'll discuss what we are seeing with some of the macro drivers in our end markets. While most of the recent macro-economic data has been mixed, we believe our water infrastructure markets are healthier than they were a year ago.

The general municipal spending environment continues to show improvement, as tax receipts have grown and the financing market remains favorable.

State and local seasonally adjusted tax receipts grew at 3% year-over-year and reached a record high for the year ended June 2012.

On the municipal bond front, rates are still very attractive from a historical perspective, and calendar year-to-date, issuance is up 44% compared to the prior year, although the bulk of the issuance is for refinancing.

The CPI for water and sewage maintenance rates increased by an annualized rate of 6.7% in September compared to the prior year, exceeding that of other utilities and the CPI as a whole.

Finally, the housing market continues to be one of the few bright spots in the economy. Housing starts in September (872,000 units) jumped to their highest level since July 2008. This represented the ninth consecutive month of greater than 700,000 units on a seasonally adjusted annualized basis. Furthermore, September single family starts of 603,000 units were above 500,000 units for the sixth consecutive month and represented the strongest reading since August of 2000. As a potential future indicator, September housing permits were close to 900,000 units and represented the highest reading since July 2008. Total permits grew 45% over last year, while single family permits reached their highest level since July 2008 and grew 27% over prior year. Also, new and existing home inventory held for sale has declined from all-time highs during the financial crisis and is well within normal levels. Clearly the housing recovery is gaining momentum, but we still expect to experience somewhat of a lag relative to the growth in housing starts as the industry continues to work through existing finished lot inventory.

We need to see not just growth in community counts from builders but development of raw land, which is still in the early phases of recovery. There is evidence of builders finding it increasingly difficult to locate and acquire “A”-quality finished lots and therefore demand for raw land is increasing.

Therefore, we believe the lag period for the sale of our products into residential construction is now less than a year, although we are seeing some pockets of growth in certain regions.

It is also important to note that improving housing construction ultimately helps bolster the health of municipal markets, as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential construction.

Overall, we think the signs we are seeing in our water markets are mostly positive giving us more confidence that our markets have stabilized, and we should see growth in calendar 2013.

Now turning to what we are seeing for the full year 2013, I'll begin with Mueller Co. and look at the base business as well as our newer technology products and services.

For the base business in 2013, we expect to see continued improvement in demand for valves, hydrants and brass products as we anticipate increased municipal spending over the prior year and increased demand from residential construction.

We saw an increase in our water treatment plant quotation activities in the fourth quarter, and our backlog for butterfly and plug valve products is up year-over-year. We expect to see sales growth for these products, which we offer under the Henry Pratt and Milliken brands.

For our metering systems and leak detection products and services, we expect continued strong year-over-year net sales growth. We also expect to continue to gain share, particularly with our two-way AMI system. As a reminder, net sales for our metering systems can be lumpy among quarters depending on the timing of execution of new customer contracts.

On the production side, we expect to see the continued benefits of LEAN manufacturing and productivity improvements. In addition, with increased production, we should see positive year-over-year improvement in overhead costs per unit due to increased absorption of fixed costs.

Raw material costs have abated recently, however we expect that average costs for 2013 will be similar to that of 2012.

Based on what we are seeing today, we expect net sales growth in the high single digits for Mueller Co.

As a result of all of these factors, we expect adjusted operating income to improve over the prior year. We also believe our Mueller Systems and Echologics products and services will be profitable for the full year, weighted towards the second half of the year. In total, we expect adjusted operating income margins at Mueller Co. will reach double digit margins.

Now I'll turn to Anvil.

Anvil should see slightly higher shipment volumes in 2013. We expect the non-residential construction markets to be essentially flat with the possibility of higher spending in some segments. We believe spending in the oil & gas market will pick up in the second half of the year.

We anticipate our ongoing manufacturing and other cost savings programs to at least offset inflationary increases in production costs.

Overall, today as we see it, Anvil's margins are expected to be relatively stable year-over-year.

Other key variables for 2013 are as follows: corporate spending is estimated to be $30 to $32 million, depreciation and amortization is estimated to be $60 to $62 million, and interest expense is estimated to be $53 to $55 million. Our adjusted effective income tax rate is expected to be between 37% and 40% for the full year.  Capital expenditures are expected to be between $30 and $34 million.

For the full year 2013, we expect free cash flow to be stronger than 2012. Most of our improved free cash flow generation is expected to come from better operating results. Additionally, we expect cash income taxes to be minimal this year based on our net operating loss carryforward position. At this time, we contemplate only making minimal cash contributions to our pension plans in fiscal 2013.

Turning now to our outlook for the first quarter…

On a year-over-year basis for the first quarter, we expect Mueller Co.'s net sales to increase primarily due to volume growth.

We expect to continue to see significantly higher net sales of our metering systems and leak detection products and services on a year-over-year basis driven primarily by new customers. The metering systems backlog is up over 65% at the end of September as compared to a year ago.

In total, we expect adjusted operating income for Mueller Co. to be higher year-over-year with improved performance at our base business as well as at Mueller Systems and Echologics. As a reminder, our first quarter is negatively impacted by the seasonality of our business and lower production levels due to fewer production days.

At Anvil, we expect a slight increase in shipment volumes in the 2013 first quarter year-over-year. However, as Anvil's production fell off in the second half of 2012 as certain markets softened, we experienced higher per unit overhead costs in inventory, which will flow through the income statement this quarter. As we have discussed in the past, we use the FIFO method of inventory accounting. Therefore, we expect to see a decline in Anvil's adjusted operating income.

For the Company as a whole, we believe that 2013 first quarter net sales will increase year-over-year attributable primarily to volume increases at Mueller Co. We expect adjusted income from operations to increase marginally year-over-year as improved performance at Mueller Co. is expected to more than offset a modest decline at Anvil.

While it is obviously too early to assess any potential impact Hurricane Sandy may have on our first quarter results, we believe activity in the Northeast will slow down for at least the next several weeks for both our Mueller and Anvil products. For example, many crews who have previously been scheduled for water infrastructure or other construction projects will most likely be involved in cleanup operations. Additionally, some projects may be delayed due to inaccessibility. However, we would expect to capture this work later in the year when conditions return to normal and there may be additional need for our products and services based on the extent of storm damage.

In summary, looking ahead we feel we are well positioned to benefit from a recovery in residential construction and municipal water spending, which we believe are both healthier today than they were a year ago. We also believe operating margins will continue to be positively impacted in the future by the efficiencies generated from our LEAN manufacturing achievements and as we experience higher levels of capacity utilization. Additionally, we believe we will benefit from the investments we have made in our metering systems and leak detection products and services as these markets continue to grow.

With that, I will open this call for your questions.